Exhibit 99.1

Concrete Pumping Holdings Reports Strong Second Quarter Fiscal Year 2022 Results

Completes Three Strategic Tuck-In Acquisitions for $11.3 Million and

Announces $10 Million Share Repurchase Plan

DENVER, CO – June 7, 2022 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the quarter ended April 30, 2022.

Second Quarter Fiscal Year 2022 Summary vs. Second Quarter Fiscal Year 2021 (unless otherwise noted)

●	Revenue increased 25.5% to $96.5 million compared to $76.9 million.
●	Gross profit increased 16.9% or $5.6 million to $38.9 million, compared to $33.3 million.
●	Net income available to common shareholders increased to $5.6 million or $0.10 per diluted share, compared to a net loss attributable to common shareholders of $(11.4) million or $(0.21) per diluted share.
●	Adjusted EBITDA1 increased 10.5% to $27.7 million compared to $25.0 million, with Adjusted EBITDA margin of 28.7% compared to 32.6%.
●	Amounts outstanding under debt agreements was $404.9 million, with net debt[1] of $402.2 million. Total available liquidity at quarter end was $96.4 million.
●	Three strategic tuck-in acquisitions completed in Q2 2022 for total organic growth purchase consideration of $11.4 million.
●	Board of Directors authorizes $10 million share repurchase program.

Management Commentary

“We experienced strong revenue momentum in the second quarter, driven by double-digit growth across all segments,” said CPH CEO Bruce Young. “By end market, we continued to experience growth in our residential and infrastructure projects, as well as a resurgence in our commercial work as a result of the continued cessation of pandemic-related restrictions. On the cost side of our business, rapid inflation, particularly in diesel fuel, continues to impact our margins. Despite these headwinds, we have been successful driving strong EBITDA growth as a result of recalibrating our rates in addition to organically growing the business.

“During the quarter, we continued to execute upon our tuck-in M&A strategy to support organic growth, acquiring assets from two businesses in the Southern United States and one in the United Kingdom. Two of the acquisitions expand our presence in Corpus Christi, TX and the U.K, respectively, while the third acquisition allowed us to enter a new market covering lower Alabama and the Florida panhandle. We believe that all three businesses fit our criteria of high-returning capital investments that will position us to expand revenue and improve margins over time.

“As we look to the remainder of fiscal year 2022, we expect the momentum in our end-markets to continue. As we anticipate inflationary headwinds to persist, our focus will be to offset as much cost pressures and continue to deliver significant EBITDA growth while delivering the best service to our customers. Looking beyond 2022, we believe that we remain well positioned to capitalize on strategic opportunities and secular demand trends across our geographic footprint.”

1 Adjusted EBITDA and net debt are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of the non-GAAP financial measures used in this release and a reconciliation to the most comparable GAAP measure.

Second Quarter Fiscal Year 2022 Financial Results

Revenue in the second quarter of fiscal year 2022 increased 25.5% to $96.5 million compared to $76.9 million in the second quarter of fiscal year 2021. The increase was primarily attributable to double-digit growth across each of the Company’s segments. Excluding the revenue contribution from the acquisitions of Hi-Tech Concrete Pumping Services (Hi-Tech) and Pioneer Concrete Pumping Service, Inc. (Pioneer) of $6.9 million collectively in the second quarter of 2022, organic revenue growth for the quarter increased 16.5% to $89.6 million.

Gross profit in the second quarter of fiscal year 2022 increased 16.9% to $38.9 million compared to $33.3 million in the second quarter of fiscal year 2021. Gross margin was 40.4% compared to 43.3% in the prior year quarter due to inflationary pressures, primarily in diesel fuel.

G&A expenses in the second quarter of fiscal year 2022 were $28.5 million compared to $26.5 million in the second quarter of 2021. As a percentage of revenue, G&A expenses improved to 29.6% in the second quarter of 2022 compared to 34.4% in the second quarter of 2021. The increase in G&A expenses was largely due to (1) higher labor costs of approximately $2.4 million primarily due to additional personnel that joined the Company as a result of the recent acquisitions and (2) an additional $1.0 million related to fluctuations in the GBP. This was offset slightly by lower amortization of intangible assets expense of $1.2 million and lower stock-based compensation expense of $2.0 million year-over-year.

Net income available to common shareholders in the second quarter of 2022 improved to $5.6 million or $0.10 per diluted share, compared to a net loss of $11.4 million or $0.21 per diluted share in the prior year quarter. The improvement was due to the increase in revenue, as well as a $13.9 million year-over-year change in fair value of warrant liabilities, which reflected an increase of $2.5 million in the second quarter of 2022 compared to an expense of $11.5 million in the second quarter of fiscal 2021.

Adjusted EBITDA in the second quarter of fiscal year 2022 was $27.7 million compared to $25.0 million in the second quarter of fiscal year 2021. Adjusted EBITDA margin was 28.7% compared to 32.6% in the prior year quarter. The decrease was primarily attributable to inflationary pressures.

Liquidity

On April 30, 2022, the Company had debt outstanding of $404.9 million, net debt of $402.2 million and total available liquidity of $96.4 million.

Segment Results

U.S. Concrete Pumping. Revenue in the second quarter of fiscal 2022 increased 27.8% to $71.8 million compared to $56.2 million in the year-ago quarter. The improvement was primarily driven by the acquisition of Hi-Tech in Fiscal 2021 and Pioneer in the first quarter of fiscal 2022. Supplemental revenue growth was a result of organic improvements in volume and rate per hour increases. Net income in the second quarter of fiscal 2022 improved to $1.7 million compared to a net loss of $0.9 million in the prior year second quarter. Adjusted EBITDA in the second quarter of fiscal 2022 increased 14.3% to $18.6 million compared to $16.3 million in the year-ago quarter.

U.K. Operations. Revenue in the second quarter of fiscal 2022 grew 14.2% to $13.5 million compared to $11.9 million in the year-ago quarter. Excluding the impact from fluctuations in the foreign currency exchange rate between the U.S. Dollar and the Pound Sterling, revenue would have been up 19.7% from the prior year quarter. Net income in the second quarter of fiscal 2022 was $0.1 million compared to net income of $0.4 million in the prior year second quarter. Adjusted EBITDA in the second quarter of fiscal 2022 was $3.8 million compared to $4.1 million in the year-ago quarter.

U.S. Concrete Waste Management Services. Revenue in the second quarter of fiscal 2022 increased 25.2% to $11.3 million compared to $9.0 million in the year-ago quarter. The double-digit improvement was a result of organic growth, rate per hour improvements, and continued pandemic recovery trends. Net income in the second quarter of fiscal 2022 improved to $1.5 million from net income of $0.8 million in the prior year second quarter. Adjusted EBITDA in the second quarter of fiscal 2022 increased 16.0% to $4.6 million compared to $4.0 million in the year-ago quarter.

Fiscal Year 2022 Outlook

The Company continues to expect fiscal year 2022 revenue to range between $360.0 million to $370.0 million, Adjusted EBITDA to range between $115.0 million to $120.0 million, and free cash flow2 to range between $55.0 million and $60.0 million.

Share Repurchase Program

The Board of Directors also approved a program that authorizes the repurchase of up to $10 million of the Company’s common stock through June 15, 2023.

Commenting on the share repurchase program, Bruce Young said: “We are committed to strategically deploying capital to drive long-term value for stockholders. We believe that the current macroeconomic environment, combined with the strength of our balance sheet, presents an attractive buying opportunity for our stock. This new share repurchase plan is a reflection of the confidence our board has in our market opportunity and our strategy to invest for long-term growth, which we believe is not reflected in the current market valuation, while creating sustainable value for our stockholders.”

The repurchase program permits shares to be repurchased in the open market, by block purchase, in privately negotiated transactions, in one or more transactions from time to time, or pursuant to any trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”). Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Exchange Act and other applicable legal and regulatory requirements.

The timing and actual number of shares to be repurchased will be made at the Company’s discretion and will depend on a variety of factors including, without limitation, stock price, corporate and regulatory requirements, market conditions, CPH’s financial performance, and bank capital and liquidity requirements and priorities. The repurchase program does not obligate the Company to purchase any particular number of shares.

The repurchase program may be suspended, terminated, extended or otherwise modified by the Board without notice at any time for any reason, including, without limitation, market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, capital and liquidity objectives, and other factors deemed appropriate by CPH’s management.

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its second quarter 2022 results.

Date: Tuesday, June 7, 2022

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13727191

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at "https://viavid.webcasts.com/starthere.jsp?ei=1550368&tp_key=2f0718bc3a" and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 28, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13727191

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of April 30, 2022, the Company provided concrete pumping services in the U.S. from a footprint of approximately 95 locations across 20 states, concrete pumping services in the U.K. from approximately 30 locations, and route-based concrete waste management services from 17 locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2022 outlook. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and events related to these conditions, such as the ongoing war in Ukraine and the COVID-19 pandemic, on our business, including fluctuations in fuel costs; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports provided to the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s senior notes and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of net debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. Replacement capital expenditures are investments in replacing existing equipment. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets

	April 30,	October 31,
(in thousands, except per share amounts)	2022	2021

Current assets:
Cash and cash equivalents	$2,670	$9,298
Trade receivables, net	56,615	49,034
Inventory	5,324	4,902
Income taxes receivable	352	275
Prepaid expenses and other current assets	8,668	4,110
Total current assets	73,629	67,619

Property, plant and equipment, net	371,605	337,771
Intangible assets, net	147,339	158,539
Goodwill	222,399	224,700
Other non-current assets	2,025	2,168
Deferred financing costs	1,648	1,868
Total assets	$818,645	$792,665

Current liabilities:
Revolving loan	$29,867	$990
Current portion of capital lease obligations	106	103
Accounts payable	9,623	10,706
Accrued payroll and payroll expenses	9,763	12,226
Accrued expenses and other current liabilities	24,214	23,940
Income taxes payable	427	274
Total current liabilities	74,000	48,239

Long term debt, net of discount for deferred financing costs	369,780	369,084
Capital lease obligations, less current portion	224	278
Deferred income taxes	70,008	70,566
Warrant liability	14,450	16,923
Total liabilities	$528,462	$505,090

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of April 30, 2022 and October 31, 2021	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 56,667,965 and 56,564,642 issued and outstanding as of April 30, 2022 and October 31, 2021, respectively	6	6
Additional paid-in capital	377,148	374,272
Treasury stock	(1,473)	(461)
Accumulated other comprehensive income (loss)	(2,753)	3,671
Accumulated deficit	(107,745)	(114,913)
Total stockholders' equity	265,183	262,575

Total liabilities and stockholders' equity	$818,645	$792,665

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended April 30,		Six Months Ended April 30,
(in thousands, except share and per share amounts)	2022	2021	2022	2021

Revenue	$96,482	$76,873	$181,930	$147,294
Cost of operations	57,544	43,570	108,866	84,128
Gross profit	38,938	33,303	73,064	63,166
Gross margin	40.4%	43.3%	40.2%	42.9%

General and administrative expenses	28,547	26,472	55,270	48,860
Transaction costs	20	55	38	84
Income from operations	10,371	6,776	17,756	14,222

Interest expense, net	(6,346)	(6,029)	(12,608)	(12,929)
Loss on extinguishment of debt	-	-	-	(15,510)
Change in fair value of warrant liabilities	2,474	(11,456)	2,474	(11,456)
Other income, net	13	26	52	52
Income (loss) before income taxes	6,512	(10,683)	7,674	(25,621)

Income tax expense (benefit)	527	170	506	(2,478)
Net income (loss)	5,985	(10,853)	7,168	(23,143)

Less accretion of liquidation preference on preferred stock	(427)	(499)	(868)	(1,006)

Income (loss) available to common shareholders	$5,558	$(11,352)	$6,300	$(24,149)

Weighted average common shares outstanding
Basic	53,901,278	53,465,799	53,782,345	53,303,302
Diluted	54,795,262	53,465,799	54,738,504	53,303,302

Net income (loss) per common share
Basic	$0.10	$(0.21)	$0.11	$(0.45)
Diluted	$0.10	$(0.21)	$0.11	$(0.45)

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows

	For the Six Months Ended April 30,
(in thousands, except per share amounts)	2022	2021

Net income (loss)	$7,168	$(23,143)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,843	13,991
Deferred income taxes	236	(2,926)
Amortization of deferred financing costs	916	1,419
Amortization of intangible assets	11,471	13,853
Stock-based compensation expense	2,831	4,022
Change in fair value of warrant liabilities	(2,474)	11,456
Loss on extinguishment of debt	-	15,510
Net gain on the sale of property, plant and equipment	(910)	(869)
Net changes in operating assets and liabilities:
Trade receivables, net	(8,331)	3,135
Inventory	(553)	161
Prepaid expenses and other current assets	(3,849)	(3,377)
Income taxes payable, net	75	750
Accounts payable	(1,249)	(145)
Accrued payroll, accrued expenses and other current liabilities	(783)	2,359
Net cash provided by operating activities	21,391	36,196

Cash flows from investing activities:
Purchases of property, plant and equipment	(60,332)	(16,672)
Proceeds from sale of property, plant and equipment	4,636	3,687
Purchases of intangible assets	(1,450)	-
Net cash used in investing activities	(57,146)	(12,985)

Cash flows from financing activities:
Proceeds on long term debt	-	375,000
Payments on long term debt	-	(381,206)
Proceeds on revolving loan	179,933	138,239
Payments on revolving loan	(150,759)	(139,004)
Payment of debt issuance costs	-	(8,464)
Payments on capital lease obligations	(50)	(47)
Purchase of treasury stock	(1,012)	(330)
Proceeds on exercise of options	45	-
Net cash provided by (used in) financing activities	28,157	(15,812)
Effect of foreign currency exchange rate on cash	970	(421)
Net increase (decrease) in cash and cash equivalents	(6,628)	6,978
Cash and cash equivalents:
Beginning of period	9,298	6,736
End of period	$2,670	$13,714

Concrete Pumping Holdings, Inc.
Segment Revenue

	Three Months Ended April 30,		Change
(in thousands)	2022	2021	$	%
U.S. Concrete Pumping	71,767	$56,168	$15,599	27.8%
U.K. Operations	13,541	11,853	1,688	14.2%
U.S. Concrete Waste Management Services	11,281	9,008	2,273	25.2%
Corporate	625	625	-	0.0%
Intersegment	(732)	(781)	49	-6.3%
	$96,482	$76,873	$19,609	25.5%

	Six Months Ended April 30,		Change
(in thousands)	2022	2021	$	%
U.S. Concrete Pumping	$134,837	$108,484	$26,353	24.3%
U.K. Operations	25,563	21,633	3,930	18.2%
U.S. Concrete Waste Management Services	21,738	17,430	4,308	24.7%
Corporate	1,250	1,250	-	0.0%
Intersegment	(1,458)	(1,503)	45	-3.0%
	$181,930	$147,294	$34,636	23.5%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended April 30,		Three Months Ended April 30,
(in thousands, except percentages)	2022	2021	2022	2021	$ Change	% Change
U.S. Concrete Pumping	$1,663	$(925)	$18,633	$16,306	$2,327	14.3%
U.K. Operations	89	402	3,776	4,114	(338)	-8.2%
U.S. Concrete Waste Management Services	1,446	833	4,641	4,002	639	16.0%
Corporate	2,787	(11,163)	624	625	(1)	-0.2%
	$5,985	$(10,853)	$27,674	$25,047	$2,627	10.5%

	Net Income (Loss)		Adjusted EBITDA
	Six Months Ended April30,		Six Months Ended April 30,
(in thousands, except percentages)	2022	2021	2022	2021	$ Change	% Change
U.S. Concrete Pumping	$961	$(13,602)	$33,784	$31,592	$2,192	6.9%
U.K. Operations	(85)	(129)	7,062	6,861	201	2.9%
U.S. Concrete Waste Management Services	3,194	1,450	9,552	7,702	1,850	24.0%
Corporate	3,098	(10,862)	1,250	1,250	-	0.0%
	$7,168	$(23,143)	$51,648	$47,405	$4,243	9.0%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income (Loss)	Adjusted EBITDA1	Capital Expenditures2	Adjusted EBITDA less Capital Expenditures

Q1 2020	$74	$(3)	$24	$20	$4
Q2 2020	$74	$(59)	$24	$4	$20
Q3 2020	$77	$3	$30	$6	$24
Q4 2020	$79	$(2)	$30	$6	$24
Q1 2021	$70	$(12)	$22	$8	$15
Q2 2021	$77	$(11)	$25	$5	$20
Q3 2021	$81	$5	$28	$17	$11
Q4 2021	$88	$3	$28	$27	$1
Q1 2022	$85	$1	$24	$35	$(11)
Q2 2022	$96	$6	$28	$23	$5

1 Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a reconciliation of such measure to its most comparable GAAP measure.

2 Capital expenditures included $10.6 million of cash outflows related to growth investment for the fiscal 2022 second quarter, $19.1 million related to growth investments for the fiscal 2022 first quarter and $5.9 million and $14.1 million related to growth investments for the fiscal 2021 third and fourth quarters, respectively.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended April 30,		Six Months Ended April 30,
(dollars in thousands)	2022	2021	2022	2021
Consolidated
Net income (loss)	$5,985	$(10,853)	$7,168	$(23,143)
Interest expense, net	6,346	6,029	12,608	12,929
Income tax expense (benefit)	527	170	506	(2,478)
Depreciation and amortization	14,236	14,007	28,314	27,844
EBITDA	27,094	9,353	48,596	15,152
Transaction expenses	20	55	38	84
Loss on debt extinguishment	-	-	-	15,510
Stock based compensation	1,351	3,350	2,831	4,022
Change in fair value of warrant liabilities	(2,474)	11,456	(2,474)	11,456
Other expense (income)	(13)	(26)	(52)	(52)
Other adjustments	1,696	859	2,709	1,233
Adjusted EBITDA	$27,674	$25,047	$51,648	$47,405

U.S. Concrete Pumping
Net income (loss)	$1,663	$(925)	$961	$(13,602)
Interest expense, net	5,599	5,247	11,083	11,370
Income tax expense (benefit)	(64)	(381)	(703)	(3,204)
Depreciation and amortization	9,880	9,405	19,688	18,677
EBITDA	17,078	13,346	31,029	13,241
Transaction expenses	20	55	38	84
Loss on debt extinguishment	-	-	-	15,510
Stock based compensation	1,351	3,350	2,831	4,022
Other expense (income)	(6)	(12)	(37)	(24)
Other adjustments	190	(433)	(77)	(1,241)
Adjusted EBITDA	$18,633	$16,306	$33,784	$31,592

U.K. Operations
Net income (loss)	$89	$402	$(85)	$(129)
Interest expense, net	747	782	1,525	1,559
Income tax expense (benefit)	51	79	(30)	(98)
Depreciation and amortization	2,026	2,071	4,011	4,081
EBITDA	2,913	3,334	5,421	5,413
Transaction expenses	-	-	-	-
Stock based compensation	-	-	-	-
Other expense (income)	(3)	(12)	(5)	(26)
Other adjustments	866	792	1,646	1,474
Adjusted EBITDA	$3,776	$4,114	$7,062	$6,861

U.S. Concrete Waste Management Services
Net income (loss)	$1,446	$833	$3,194	$1,450
Interest expense, net	-	-	-	-
Income tax expense (benefit)	442	348	1,037	584
Depreciation and amortization	2,117	2,323	4,191	4,670
EBITDA	4,005	3,504	8,422	6,704
Transaction expenses	-	-	-	-
Stock based compensation	-	-	-	-
Other expense (income)	(4)	(2)	(10)	(2)
Other adjustments	640	500	1,140	1,000
Adjusted EBITDA	$4,641	$4,002	$9,552	$7,702

Corporate
Net income (loss)	$2,787	$(11,163)	$3,098	$(10,862)
Interest expense, net	-	-	-	-
Income tax expense (benefit)	98	124	202	240
Depreciation and amortization	213	208	424	416
EBITDA	3,098	(10,831)	3,724	(10,206)
Transaction expenses	-	-	-	-
Stock based compensation	-	-	-	-
Change in fair value of warrant liabilities	(2,474)	11,456	(2,474)	11,456
Other expense (income)	-	-	-	-
Other adjustments	-	-	-	-
Adjusted EBITDA	$624	$625	$1,250	$1,250

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	April 30,	July 31,	October 31,	January 31,	April 30,	Change in Net Debt
(in thousands)	2021	2021	2021	2022	2022	Q1'22 to Q2'22	YoY
Senior Notes	375,000	375,000	375,000	375,000	375,000	-	-
Revolving loan draws outstanding	1,087	-	990	16,208	29,867	13,659	28,780
Less: Cash	(13,714)	(20,204)	(9,298)	(2,787)	(2,670)	117	11,044
Net debt	362,373	354,796	366,692	388,421	402,197	21,729	39,824